Exhibit 99.1

N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources Names Blair Vice President - Finance;
Regan Chief Accounting Officer

FORT WORTH, TEXAS (August 15, 2007)– Quicksilver Resources Inc. (NYSE: KWK) announced today two key management appointments within its finance organization, effective September 4, 2007.

D. Wayne Blair, 50, will be named to the new position of vice president – finance.  Blair will be responsible for business process improvement initiatives throughout the company’s financial operations.  Blair joined Quicksilver in 2000 and is currently vice president, controller and chief accounting officer for the company.

John C. Regan, 37, will succeed Blair as vice president, controller and chief accounting officer.  Regan, a certified public accountant, brings more than 15 years of combined public accounting and financial reporting expertise.  Most recently, Regan was vice president of finance for the Flow Control Division of Flowserve Corporation.  He holds a bachelor degree in accounting from the University of Miami.

“Wayne’s in-depth knowledge of the company and its financial systems will prove invaluable as we prepare for continued rapid growth,” said Philip W. Cook, Quicksilver senior vice president and chief financial officer.  “John’s experience and proven record in financial reporting will enable a smooth transition in this critical role.”

Blair and Regan will be located in Quicksilver’s Fort Worth headquarters.

About Quicksilver

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas.  It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana.  Quicksilver also has a Canadian subsidiary, Quicksilver Resources Canada Inc., located in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor and Media Contact
Rick Buterbaugh
817-665-4835

KWK 07-10